EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------




The  Board  of  Directors
Pfizer  Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333-33690, 333-33676 and 333-35116) on Form S-8 of Energizer Holdings, Inc of our report dated May 9, 2003, with respect to the combined balance sheets of Schick (a business unit of Pfizer Inc) as of December 31, 2002 and 2001, and the related combined statements of income, business unit equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the Form 8-K of Energizer Holdings, Inc dated May 30, 2003. Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.


/s/ KPMG LLP

New  York,  New  York
May  30,  2003